EXHIBIT 99.1

November 9, 2000
00/36

FOR IMMEDIATE RELEASE

DIME STATEMENT ON DELAWARE COURT DECISION
REGARDING DIRECTOR ELECTIONS

     New York — November 9, 2000 — Dime Bancorp, Inc. (NYSE:DME) said that it had been advised that the Delaware Court of Chancery had ruled in the litigation brought by North Fork Bancorporation that at Dime’s 2001 Annual Meeting, two classes of Directors (representing eleven board seats) will stand for election.

     Dime said that it was reviewing the Court’s order, including whether Dime would seek an appeal. However, the ruling does not affect Dime’s focus on continuing to implement its strategy to maximize stockholder value.

     At September 30, 2000, Dime had assets of $25.2 billion and deposits of $13.9 billion. Its principal subsidiary, The Dime Savings Bank of New York, FSB (www.dime.com), is a regional bank serving consumers and businesses throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

     Certain statements in Dime’s press releases may be forward-looking. A variety of factors could cause Dime’s actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime’s business, include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime’s control and general economic conditions.

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